NEWS RELEASE
C-99041


Media Contacts:
Texas Instruments
Kim Quirk              972-480-6878
Otilia Ayats-Mas       972-480-3435

Unitrode
S. Kelley MacDonald    603-429-8767




                 TI ANNOUNCES PLANS TO ACQUIRE UNITRODE CORPORATION

         MOVE STRENGTHENS TI'S PORTFOLIO IN ANALOG PRODUCTS FOR MASS MARKET,
           EXTENDS LEADERSHIP POSITION IN GROWING POWER MANAGEMENT MARKET

       Dallas (July 26, 1999) -- Texas Instruments (NYSE:TXN) today announced plans to acquire Unitrode Corporation (NYSE:UTR), a major designer and supplier of power management components -- the fastest growing segment of the market for analog semiconductors. The acquisition will be through a stock-for-stock merger transaction. Based on TI's closing stock price on July 23, 1999, the company expects to issue about 8.9 million shares worth approximately $1.2 billion in exchange for all outstanding shares of Unitrode. This represents approximately $38.60 for each share of Unitrode.

       The acquisition will strengthen TI's analog catalog portfolio of standard products targeted at a breadth of customers and applications for the mass market. Unitrode's primary products are power management components in the areas of power supply control, interface, and battery management -- a technology increasingly critical for portable devices. All three product families will fully complement TI's existing analog catalog offering with virtually no overlap. This will also broaden the company's selection of high-performance components that can be optimized to operate with TI's digital signal processor (DSP) portfolio.

       According to Dataquest, TI is the world's leading provider of analog products and is the only major supplier to gain share in each of the last four years. The total available market for analog in 1998 was $21.6 billion, with a projected growth rate over 15 percent for 1999. Catalog products are about a third of the analog market. The power management segment was $2.2 billion in 1998 and is expected to reach $4.1 billion by 2002, per Dataquest.

       "We're clear in our objective to grow our analog catalog business targeting the mass market," said Del Whitaker, TI senior vice president and manager of Worldwide Analog and Logic Products. "Unitrode brings a strong reputation in power supply control and battery management that enhances TI's leadership position and gives us critical mass in rapidly growing sectors."

       TI sees increasing opportunity in the battery management subsegment, where Unitrode is the recognized leader. In addition to the many mass market applications, devices such as cellular phones and notebook computers depend on this technology to effectively and efficiently manage the charging and monitoring of batteries and extend battery life. In the future, this technology will be needed in digital cameras, Internet audio players and other emerging products. Battery management is expected to grow 32 percent per year, according to market analyst Venture Development Corporation.

       The combination of Unitrode's leadership, expertise and strong systems understanding in power supply control and battery management, with TI's strength in programmable DSP, process technology and packaging, will bring customers a more complete solution. Equipment manufacturers can expect more advanced products that continue to improve battery life and system performance while reducing design cycle time. Consumers, in turn, can expect more efficient products with longer battery time and intelligent controls.

       At the same time, the transaction will provide opportunities to expand Unitrode's products into a broader range of customers and markets.

       "TI's reputation, worldwide presence and relationships give us the fuel we need to get our expertise in front of a large and powerful customer base," said Robert J. Richardson, chairman, president and CEO of Unitrode. "We've got a dynamic and knowledgeable team in place, and the combination provides increased opportunities for our employees. Our synergies with TI should instantly benefit customers as they will be able to get across-the-board knowledge from one company."

       With headquarters in Merrimack, New Hampshire, Unitrode is manufacturer of power components. Through a series of acquisitions and divestitures including its recent merger with Benchmarq, the company is now focused on offering leading edge power management and interface products, introducing about 50 new products per year. The company has a test facility in Singapore and design centers in Dallas, San Jose, Austin and Cary, North Carolina. Unitrode has approximately 840 employees.

       Unitrode will become a wholly owned subsidiary of Texas Instruments reporting into TI's worldwide analog business and will continue to operate from its New Hampshire headquarters. The boards of directors of both companies have approved the acquisition, which is expected to be completed in the second half of the year. The transaction is intended to qualify as a pooling of interests for accounting purposes and as a tax-free exchange of shares under IRS regulations. Under the terms of the agreement, each share of Unitrode common stock outstanding will be exchanged for a number of shares of TI common stock equal to $38.60 divided by an average of TI trading prices over a 20-day trading period prior to closing, but in no event more than .2887 or less than .2511 of a share of TI common stock.

       Consummation of the acquisition is contingent upon approval by Unitrode stockholders, the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions.

                                   # # #

NOTE TO EDITORS: Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processing and analog technologies, the engines driving the digitization of electronics. Headquartered in Dallas, Texas, the company's businesses also include materials and controls, educational and productivity solutions, and digital imaging. The company has manufacturing or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at http://www.ti.com

Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, modules, and non-volatile products, principally to perform power management, portable power, and interface functions. Its products, branded under Unitrode and Benchmarq, are sold throughout the world for a variety of computer, tele- and data- communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the company's homepage site: http://www.unitrode.com